Exhibit 99.1

Thomas Properties Group, Inc. Announces Private Placement of $50 Million in Shares of Common Stock

LOS ANGELES – May 30, 2012 – Thomas Properties Group, Inc. (NASDAQ:TPGI) announced today that it has entered into a definitive purchase agreement with certain institutional accredited investors affiliated with Madison International Realty with respect to the private placement of 8,695,693 shares of its common stock at a purchase price of $5.75, per share, for expected gross proceeds of approximately $50 million before payment of estimated transaction expenses. The closing of this private placement is expected to occur on or about June 12, 2012, subject to customary closing conditions. On May 29, 2012, the closing price of the company’s common stock on the NASDAQ Global Market was $4.05 per share.

In connection with the purchase agreement, the investors also entered into a Stockholders’ Agreement with TPGI and James A. Thomas, our Chairman and Chief Executive Officer, and certain stockholders affiliated with Mr. Thomas, providing for certain lock-up, standstill, preemptive rights and voting agreements by TPGI, the investors, Mr. Thomas and the other affiliated stockholders. The investors will have the right to name one person to become a director of TPGI at the next regular meeting of the Board of Directors. In addition, TPGI entered into a registration rights agreement with the investors pursuant to which it has granted certain rights for the filing of registration statements under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration for resale of the shares of common stock issued in the private placement, certain other shares of common stock currently owned by the investors and securities acquired pursuant to the exercise of preemptive rights.

No underwriting discounts or commissions will be paid by TPGI with respect to the sale of the shares, but TPGI has agreed to reimburse the investors for certain transaction expenses. Net proceeds of the private placement will be used for general corporate purposes, including potential acquisitions.

This private placement of securities was made only to select institutional accredited investors in accordance with Section 4(2) under the Securities Act and the rules and regulations promulgated thereunder. The securities offered in this private placement have not been registered under the Securities Act or the securities laws of any other jurisdiction, and may not be offered or sold in the United States or to any U.S. persons absent registration with the Securities and Exchange Commission (the “SEC”) and any applicable state securities laws, or an applicable exemption therefrom.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sales of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Madison International RealtyMadison International Realty (www.madisonint.com) is a leading liquidity provider to real estate investors and companies worldwide. Madison provides strategic equity capital for recapitalizations, partner buyouts and balance sheet restructurings through the acquisition of joint venture, limited partner and co-investment interests as principals and invests in equity securities of undervalued public companies. With approximately $1 billion in assets under management, Madison invests in direct secondary transactions and directly in companies focused on Class A properties and portfolios in the U.S., U.K., and Western Europe. Founded in 1996, Madison has offices in New York, London and Frankfurt, Germany.

About Thomas Properties GroupThomas Properties Group, Inc., based in Los Angeles, is a full-service real estate company that owns, acquires, develops and manages primarily office, as well as mixed-use and residential properties on a nationwide basis. The company's primary areas of focus are the acquisition and ownership of premier properties, both on a consolidated basis and through its strategic joint ventures, property development and redevelopment, and property management and leasing activities. For more information about Thomas Properties Group, Inc., please visit www.tpgre.com.

Forward Looking StatementsExcept for historical information, statements made in this press release, including those relating to the private placement and the use of proceeds therefrom, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the company’s control, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. For a discussion of some of the factors that may cause our results to differ from management's expectations, see the information under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Factors That May Influence Future

Results of Operations" in our Form 10-K for the year ended December 31, 2011, and our Quarterly Reports on Form 10-Q and other filings with the SEC. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor relations contact:
Thomas Properties Group
Diana Laing, Chief Financial Officer
213.613.1900